Exhibit 5.1

e-mail: jredden@applebyglobal.com direct dial: Tel 441 298 3550
Aspen Insurance Holdings Limited	Fax 441 298 3363
141 Front Street Hamilton HM 19 Bermuda	your ref:
appleby ref: JR/126965.0078
and Computershare Shareowner Services LLC 480 Washington Blvd 29th Floor Jersey City NJ 07310 USA

Dear Sirs	11 April 2012

Aspen Insurance Holdings Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company, and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) of a Registration Statement (as defined in the Schedule to this opinion), in relation to the Company issuing and selling 6,400,000 of its 7.250% Perpetual Non-Cumulative Preference Shares par value US0.15144558 cent each (the “Preference Shares”), as described in the Prospectus (as defined in the Schedule to this opinion).

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (the “Documents”).

Unless otherwise defined herein or in the Schedule to this opinion, terms defined in the Prospectus have the same meanings when used in this opinion.

11 April 2012

Assumptions

In stating our opinion we have assumed:

(a)	the authenticity, accuracy and completeness of all Documents examined by us, submitted to us as originals and the conformity to authentic original documents of all Documents submitted to us as certified, conformed, notarised, faxed or photostatic copies;

(b)	that each of the Documents which was received by electronic means is complete, intact and in conformity with the transmission as sent;

(c)	the genuineness of all signatures on the Documents;

(d)	the authority, capacity and power of each of the persons signing the Documents (other than the Directors or Officers of the Company);

(e)	that any representation, warranty or statement of fact or law, other than as to Bermuda law, made in any of the Documents is true, accurate and complete;

(f)	that the records which were the subject of the Company Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Company Search been materially altered;

(g)	that the records which were the subject of the Litigation Search were complete and accurate at the time of such search and disclosed all information which is material for the purposes of this opinion and such information has not since the date of the Litigation Search been materially altered;

(h)	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by the issuance of the Preference Shares or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation to be performed or action to be taken as described in the Prospectus is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

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(i)	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions passed by the Board of Directors of the Company in meetings which were duly convened and at which a duly constituted quorums were present and voting throughout and that there is no matter affecting the authority of the Directors not disclosed by the Constitutional Documents, the Company Search, the Litigation Search, or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein;

(j)	that, when the Directors of the Company passed the Resolutions, each of the Directors discharged his fiduciary duties to the Company and acted honestly and in good faith with a view to the best interests of the Company; and

(k)	that the Company has filed the Prospectus in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the activities contemplated by the Prospectus would benefit the Company.

Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

(1)	The Company is an exempted company validly organised and existing and in good standing under the laws of Bermuda.

(2)	When issued pursuant to the Resolutions and delivered against payment therefore in the circumstances referred to or summarised in the Prospectus, the Preference Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

(3)	All necessary corporate action required to have been taken by the Company in connection with the issue of the Preference Shares pursuant to Bermuda law has been taken by or on behalf of the Company.

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Reservations

We have the following reservations:

(a)	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

(b)	In paragraph (1) above, the term “good standing” means only that the Company has received a Certificate of Compliance from the Registrar of Companies in Hamilton Bermuda which confirms that the Company has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Registrar of Companies and thereby cease to exist under the laws of Bermuda.

(c)	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of the shares, that no shareholder shall be bound by an alteration to the Memorandum of Association or Bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

(d)	Searches of the Register of Companies at the office of the Registrar of Companies and of the Supreme Court Causes Book at the Registry of the Supreme Court are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

(i)

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or

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registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

(ii)	details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

(iii)	whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

(iv)	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

(v)	whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

Furthermore, in the absence of a statutorily defined system for the registration of charges created by companies incorporated outside Bermuda (“overseas companies”) over their assets located in Bermuda, it is not possible to determine definitively from searches of the Register of Charges maintained by the Registrar of Companies in respect of such overseas companies what charges have been registered over any of their assets located in Bermuda or whether any one charge has priority over any other charge over such assets.

(e)	In order to issue this opinion we have carried out the Company Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

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(f)	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule to this opinion and have not enquired as to whether there has been any change since the date of such search.

(g)	Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of, such other jurisdiction.

Disclosure

This opinion is addressed to you in connection with the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on 11 April 2012 (“8-K”). We consent to the inclusion of this opinion as Exhibit 5.1 to the 8-K. As Bermuda attorneys, however, we are not qualified to opine on matters of law of any jurisdiction other than Bermuda, accordingly we do not admit to being an expert within the meaning of the Securities Act.

Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable law or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ Appleby (Bermuda) Limited

Appleby (Bermuda) Limited

11 April 2012

SCHEDULE

1.	The entries and filings shown in respect of the Company on the files maintained in the Register of Companies at office of the Registrar of Companies in Hamilton, Bermuda, as revealed by a search on 11 April 2012 (the “Company Search”).

2.	The entries and filings shown in respect of the Company in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by a search on 11 April 2012 (the “Litigation Search”).

3.	Certified conformed copies of the Certificate of Incorporation dated 23 May 2002, Altered Memorandum of Association dated 23 May 2002, Certificate of Registration of Alteration of Denomination of Share Capital dated 21 June 2002; Certificate of Deposit of Memorandum of Increase of Share Capital dated 22 July 2002, Certificate of Deposit of Certificate of Incorporation on Change of Name dated 26 November 2002; Certificate of Deposit of Increase of Share Capital dated 10 December 2002, Certificate of Deposit of Memorandum of Increase of Share Capital dated 22 August 2003, Certificate of Registration of Alteration of Denomination of Capital dated 9 October 2003, and Bye-laws of the Company (adopted 9 December 2003 and amended 26 May 2005, 25 May 2006 30 April 2008 and 29 April 2009) (collectively referred to as the “Constitutional Documents”).

4.	A certified copy of the “Tax Assurance” for the Company dated 9 May 2011 issued by the Registrar of Companies for the Minister of Finance.

5.	Certified copies of: (i) the resolutions of the Board of Directors of the Company passed at a meeting held on 27 October 2010; (ii) Unanimous Written Resolutions of the Board of Directors of the Company adopted effective 2 April 2012; and (iii) resolutions of the Pricing and Repurchase Committee of the Company passed at a meeting held on 3 April 2012 (collectively the “Resolutions”).

6.	A certified copy of the consent of the Bermuda Monetary Authority dated 18 March 2005 in respect of the Company.

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7.	A Certificate of Compliance dated 11 April 2012 issued by the Registrar of Companies in respect of the Company.

8.	Certified copy of the Register of the Directors and Officers of the Company.

9.	A PDF copy of the Registration Statement on Form F-3 (File No. 333-171167) filed by the Company under the Securities Act.

10.	A copy of the prospectus issued by the Company dated 15 December 2010 (the “Base Prospectus”) as supplemented by the prospectus supplement dated 3 April 2012 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

11.	A PDF copy of an executed Underwriting Agreement dated 3 April 2012 made between the Underwriters and the Company (the “Underwriting Agreement”).

12.	A PDF copy of the executed Certificate of Designation for the Preference Shares dated 11 April 2012 (the “Certificate of Designation”).